UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL



Date of Request: March 11, 2003

                               Aspin Incorporated
                               ------------------
             (Exact name of registrant as specified in its charter)

Nevada                                                                88-0459865
------                                                                ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

2949 East Desert Inn Road, Suite 1, Las Vegas, Nevada                     89121
---------------------------------------------------------- ---------------------
(Address of principal executive offices)                             (Zip Code)

                                  (831)601.7931
                                  -------------
              (Registrant's Telephone Number, Including Area Code)


Exchange Act registration statement file number to which this form relates:
0-50152

ITEM 1. Withdrawal of Registration Statement.
---------------------------------------------

On January 15, 2003, Aspin Incorporated, a Nevada corporation, filed a Registration Statement on Form 10-SB, File No. 0-50152, with the Securities and Exchange Commission. The Board of Directors of Aspin Incorporated have determined that it is the best interests of the company and its shareholders to request a withdrawal of the Registration Statement on Form 10-SB, File No. 0-50152.

                                   SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934 the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Las Vegas in Nevada, on March 11, 2003.


                                        Aspin Incorporated,
                                        a Nevada corporation


                                        By:      /s/ Charles V. Fishel
                                                 ------------------------
                                                 Charles V. Fishel
                                        Its:     President